SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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                         One Group[RegTM] Mutual Funds
                              1111 Polaris Parkway
                              Columbus, Ohio 43271

                (Name of Registrant as Specified in its Charter)

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One Group Mutual Funds Proxy Vote

We need your vote! One Group Income Bond Fund and/or High Yield Bond Fund shareholders of record on December 13, 2002 have a right to vote on important proposals for these Funds. Although the Board of Trustees of One Group Mutual Funds recommends these proposals, we encourage you to click here to read the proxy statement and carefully consider your position. And, most importantly, please cast your vote.

What is a proxy statement?

A proxy statement is an official description of proposals being brought up for a vote at an upcoming shareholder meeting. This gives shareholders an opportunity to learn about them and cast their votes without attending the meeting.

What proposals are being made?

The proposals described in this proxy statement involve approval of new sub-investment advisory contracts with Banc One High Yield Partners, LLC for two of the One Group Mutual Funds. Currently, Banc One High Yield Partners serves as sub-advisor to the High Yield Bond Fund and the Income Bond Fund under existing sub-investment advisory agreements. Because of a proposed change in the controlling ownership of Banc One High Yield Partners, approval of new agreements is necessary to continue Banc One High Yield Partners' appointment as sub-advisor to these two funds. Approval of the new Sub-Investment Advisory Agreements will not result in an increase in the contractual rate of any advisory or sub-investment advisory fees paid by the funds, but will result in the continued payment of the sub-investment advisory fees by Banc One Investment Advisors Corporation to Banc One High Yield Partners. Except for renewal and effective dates (and with respect to the One Group High Yield Bond Fund, a provision requiring Banc One High Yield Partners to waive fees), the current and new Sub-Investment Advisory Agreements are the same in all material respects.

How would the Board of Trustees like you to respond?

One Group Mutual Funds' Board of Trustees unanimously recommends that you cast your vote in favor of each of these proposals.